Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2017 to 12:01 a.m.

on 8/19/2018.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$26,694
The Advisors’ Inner Circle Fund II	$40,000,000	$8,528
The Advisors’ Inner Circle Fund III	$40,000,000	$1,863
Bishop Street Funds	$40,000,000	$243
The KP Funds	$40,000,000	$10,753
Causeway Capital Management Trust	$40,000,000	$9,889
SEI Tax Exempt Trust	$40,000,000	$4,983
SEI Daily Income Trust	$40,000,000	$11,424
SEI Institutional International Trust	$40,000,000	$7,444
SEI Institutional Managed Trust	$40,000,000	$28,547
SEI Asset Allocation Trust	$40,000,000	$1,305
SEI Institutional Investments Trust	$40,000,000	$52,272
Adviser Managed Trust	$40,000,000	$3,189
New Covenant Funds	$40,000,000	$1,064
SEI Structured Credit Fund, L.P.	$40,000,000	$1,595
SEI Insurance Products Trust	$40,000,000	$51
SEI Catholic Values Trust	$40,000,000	$314
Winton Diversified Opportunities Fund	$40,000,000	$14
Gallery Trust	$40,000,000	$546
Schroder Series Trust	$40,000,000	$0
Schroder Global Series Trust	$40,000,000	$922

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.